SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 XOX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
    Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:




                                 XOX CORPORATION
                        1450 ENERGY PARK DRIVE, SUITE 120
                               ST. PAUL, MN 55108

                                  612/645-9000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 1997 Annual Meeting of Stockholders of XOX CORPORATION (the "Company") will be held at the IDS Center, 50th floor-Windows on Minnesota, 80 South 8th Street, Minneapolis, Minnesota 55402, on Tuesday, May 20, 1997, beginning at 3:00 P.M. central time, for the following purposes:

1.   To elect a director of the Company;

2. To ratify the appointment of auditors of the Company for the fiscal year ending December 31, 1997; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 14, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                           By Order of the Board of Directors,



                                           /s/ Elizabeth A. Klein
                                           ELIZABETH A. KLEIN
                                           Corporate Secretary

St. Paul, Minnesota
April 24, 1997



                                 XOX CORPORATION
                        1450 ENERGY PARK DRIVE, SUITE 120
                               ST. PAUL, MN 55108

                                  612/645-9000

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF STOCKHOLDERS

                             TO BE HELD MAY 20, 1997

     This Proxy Statement is furnished to the stockholders of XOX CORPORATION (the "Company") in connection with the Company's solicitation of proxies for use at the 1997 Annual Meeting of Stockholders, which is to be held at the IDS Center, 50th floor-Windows on Minnesota, 80 South 8th Street, Minneapolis, Minnesota 55402, on May 20, 1997, beginning at 3:00 P.M. central time, and at any adjournment thereof.

     Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting, and are solicited by and on behalf of the Board of Directors of the Company. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of directors, the ratification of the appointment of auditors, and in accordance with the discretion of the named attorneys-in-fact and agents on other matters that may properly come before the meeting.

     The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone, telegraph and electronic mail, as well as by use of traditional postal delivery. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration for such participation.

     On April 14, 1997, the record date for the Annual Meeting, the Company had outstanding 2,930,401 shares of its Common Stock, Par Value $.025 Per Share (the "Common Stock"), held of record by 1,144 stockholders. Each holder of the Common Stock is entitled to one vote for each share of such stock held by him. Only stockholders of record at the close of business on April 14, 1997, will be entitled to vote at the Annual Meeting. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting. The abstention of a stockholder on any issue submitted to a vote and a proxy given by a broker who fails or is not authorized to vote on that issue will each be counted in determining the presence of a quorum but not in tabulating the vote on that issue, and thus neither will have an effect on the outcome of the vote. Votes will be tabulated by the Company's transfer agent, Norwest Bank Minnesota, N.A.

     The Company intends to cause this Proxy Statement to be mailed to its stockholders of record beginning on or about April 24, 1997.

1.  ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

     Action will be taken at the Annual Meeting for the election of one nominee to serve as a Class III director for a three-year term and until his successor is duly elected and qualified. Directors in Class I and Class II will serve through the end of their terms.

     The Board of Directors recommends a vote in favor of its nominee, who is currently an incumbent director: in Class III, Dr. Swanson. The election will be determined as to the nominee by a plurality of the votes duly cast by stockholders entitled to vote at the Annual Meeting.

NOMINEES

     Indicated in the table below are the principal occupations for the last five years of each of the Board's nominees and each of the current directors who will continue to serve on the Board through the end of their terms. Their beneficial ownership of the outstanding Common Stock of the Company as of the record date for the Annual Meeting is also shown in the beneficial ownership table.

NOMINEE FOR ELECTION AS CLASS III DIRECTOR, WHOSE TERM WILL EXPIRE IN 2000:

Dr. John A. Swanson       57        Dr. Swanson has been a director of the
                                    Company since 1991. Since March 1993, Dr.
                                    Swanson has been the Chief Technologist at ANSYS, Inc. From 1970 to March 1993, Dr.
                                    Swanson was President of Swanson Analysis
                                    Systems, Inc. (now ANSYS). Dr. Swanson
                                    founded ANSYS, Inc. in 1970 to develop a finite element program (Ansys) that is now used worldwide in many industries for product design and simulation. Dr. Swanson received his Masters degree from Cornell
                                    University in Mechanical Engineering and his Doctorate degree from the University of Pittsburgh in Applied Mechanics.

CLASS II MEMBERS OF THE BOARD OF DIRECTORS, WHOSE TERM WILL EXPIRE IN 1999:

Robert S. Mars, Jr.       70        Mr. Mars is currently the Chairman of the
                                    Board and has been a director of the Company since 1990. Mr. Mars currently serves as Chairman of the Board of W.P. & R.S Mars
                                    Company, an industrial distributor in
                                    Duluth, Minnesota, and Conveyor Belt
                                    Service, Inc. Mr. Mars also previously
                                    served as director of Minnesota Power. Mr.
                                    Mars is an alumnus of Carleton College in Minnesota and Babson College in
                                    Massachusetts.

Dr. Pradeep Sinha         38        Dr. Sinha is a co-founder of the Company and
                                    the Vice President of Research and Chief
                                    Technical Officer. Dr. Sinha has been a
                                    director of the Company since 1987. Dr.
                                    Sinha's research provided the basis upon which the Company's software products were developed. Dr. Sinha received his Doctorate from Cornell University in Mechanical
                                    Engineering.


CLASS I MEMBERS OF THE BOARD OF DIRECTORS, WHOSE TERM WILL EXPIRE IN 1998:

Lawrence W. McGraw        56        Mr. McGraw has been President, Chief
                                    Executive Officer and a director of the
                                    Company since September 1993. From March
                                    1992 to September 1993, he was a partner of the Hanna Group in Palo Alto, California, where he worked with small technology companies in the areas of strategy and sales development. From September 1990 to March
                                    1992, Mr. McGraw was Executive Vice
                                    President of Sales and Marketing of
                                    Bimillennium Corporation, a California-based startup software company, which developed specialized software products for the engineering and scientific niches. Prior to this time, Mr. McGraw had extensive sales and marketing and sales management experience with IBM and Tandem Computers, Inc., including serving as Tandem's Vice
                                    President of North American Sales. Mr.
                                    McGraw received a Bachelor's degree in
                                    Aeronautical Engineering from the University of Notre Dame and a J.D. degree from the University of Denver Law School.

Thomas J. Lucas          45         Mr. Lucas has been a director of the Company
                                    since 1995. Mr. Lucas has been employed by Flint Ink Corporation, located in Detroit,
                                    Michigan since June 1990. Mr. Lucas has been the Group Vice President since October 1992 and prior to that time was Vice President of Sales and Marketing. Mr. Lucas holds a J.D.
                                    degree from William Mitchell College of Law in St. Paul, Minnesota and an A.B. from the University of Notre Dame.

INFORMATION REGARDING THE BOARD AND CERTAIN COMMITTEES OF THE BOARD

     The Audit Committee reviews the results and scope of the audit and other services provided by the independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the Board. The Audit Committee is composed of Messrs. Mars (Chairman), Lucas and Dr. Swanson.

     The Compensation Committee reviews and makes recommendations concerning executive compensation and incentive compensation for employees of the Company, subject to ratification by the Board. The Compensation Committee is composed of Messrs. McGraw (Chairman), Mars and Lucas.

     During the Company's fiscal year ended December 31, 1996, the Board of Directors held five (5) meetings. The Compensation Committee met one time. The Audit Committee did not meet. Each of the directors attended at least 75% of the total number of meetings of the Board.

     Members of the Board receive no cash compensation for serving on the Board, except for reimbursement for expenses incurred in attending meetings. Pursuant to the Company's 1996 Omnibus Stock Plan, beginning with the 1997 Annual Meeting of Stockholders and at each subsequent annual meeting, outside directors will receive nonstatutory stock options to purchase 5,000 shares of the Company's Common Stock.

CLASSIFIED BOARD

     The Company's Amended and Restated Certificate of Incorporation provides for the classification of members of the Board of Directors. It also provides that the number of directors constituting the entire Board shall be not less than three, no more than seven, as affixed from time to time by vote of the majority of the entire Board, provided further, that the number of directors constituting the entire Board shall be five unless otherwise fixed by a majority of the entire Board of Directors. Each director shall also be the record owner of one or more shares of Common Stock of the Company. The Company's Board of Directors is classified into three classes and provides for staggered terms. One class of directors will be elected each year and the members of such class will hold office for a three-year term or until their successors are duly elected and qualified until their death, resignation or removal from office. Such classification makes it more difficult to change the members of the Board of Directors or to effect a take-over of the Company. Any director or the entire Board of Directors of the Company may be removed at any time, but only for cause and only by the affirmative vote of holders of seventy-five percent of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors cast in the meeting of stockholders called for that purpose.

UNDERWRITER'S NOMINEE

     The Underwriting Agreement between the Company and the Underwriter (Equity Securities Trading Co., Inc.) provides that, for a period of three (3) years from the date of the Prospectus (September 11, 1996), the Underwriter shall have the right to designate a nominee for the election to the Company's Board of Directors and that the Company shall use its best efforts to secure the election of such nominee to its Board of Directors. As of the date of this Proxy Statement, no nominee has been identified by the Underwriter.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER MANAGEMENT

NAME                           AGE   POSITION
----                           ---   --------

Robert S. Mars, Jr. (1)        70    Chairman of the Board

Lawrence W. McGraw (1)         56    President, Chief Executive Officer,
                                     acting Chief Financial Officer and Director

Dr. Pradeep Sinha (1)          38    Vice President of Research, Chief Technical
                                     Officer and Director

William J. Birmingham (2)      56    former Chief Financial Officer

Thomas J. Lucas (1)            45    Director

Dr. John A. Swanson (1)        57    Director

Dr. Indranil Chakravarty       43    Vice President, Managing Director of
                                     IIS-XOX Asia Pacific Ltd.

Turhan F. Rahman               45    Vice President of Strategic Planning

Dr. T.K. Srikanth              38    former Vice President of Software
                                     Development

John C. Finnell                39    Director of North American Sales


(1) See "Nominee" section for a description of past business experience of current members of the Board of Directors.

(2) Effective as of April 22, 1997, Mr. William Birmingham will no longer be the Chief Financial Officer of the Company. The Company has begun certain cost-cutting measurements to decrease monthly spending. As part of this process, the duties of Chief Financial Officer will be undertaken by Mr. Lawrence McGraw, President/CEO, until such time as the Board determines otherwise.

     DR. INDRANIL CHAKRAVARTY joined the Company in July 1995 as Vice President of High Performance Computing. Dr. Chakravarty is also the Managing Director of IIS-XOX Asia Pacific Ltd., a joint venture of the Company and IIS Infotech, Ltd., and currently resides in New Delhi, India. From June 1993 to June 1995, Dr. Chakravarty was Program Manager at Siemens Corporate Research, Inc. From April 1981 to May 1993, Dr. Chakravarty was Program Manager at Schlumberger, Ltd. Dr. Chakravarty holds a Bachelors degree in Electrical Engineering from New York University and received his Masters and Doctorate degrees from Rensselaer Polytechnic Institute in Computer and Systems Engineering.

     TURHAN F. RAHMAN is a co-founder of the Company and the Vice President of Strategic Planning. Mr. Rahman has been investigating hardware implementation strategies for the Company's products. Mr. Rahman has served as a faculty member in computer science at the University of Minnesota and has held engineering positions with General Electric and the Cornell Laboratory of Nuclear Studies. Mr. Rahman received a Bachelors degree in Computer Science and Electrical Engineering from the University of Minnesota.

     DR. T.K. SRIKANTH is a co-founder of the Company and the former Vice President of Software Development. Dr. Srikanth was responsible for leading the Company's development and release team and ensuring that product release schedules and quality assurance levels were met. He also managed the Company's cooperative development contracts with other organizations. Dr. Srikanth received his Doctorate from Cornell University in Computer Science. Dr. Srikanth resigned his executive position with the Company on February 20, 1997 and has recently returned to India to establish a satellite operation for the Company in Bangalore, India. Dr. Srikanth continues as an employee of the Company as an advanced development specialist.

     JOHN C. FINNELL joined the Company in January 1996 as Director of North American Sales. From 1987 to December 1995, Mr. Finnell was North American Sales and Marketing Manager for LMS International, a Belgium-based company that develops and markets software products for the Computer Aided Engineering (CAE) industry. From 1983 to 1987 Mr. Finnell held sales and support positions with EG&G Structural Kinetics. From 1982 to 1983 Mr. Finnell was employed as a technical service engineer in the Oil and Gas Drilling industry with Reed Rock Bit, a division of Baker-Hughes. Mr. Finnell holds a Bachelors degree in Mechanical Engineering from the University of Michigan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, none of the Company's directors or officers or beneficial owners of greater than 10% of the Company's Stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

     The following table sets forth, as of April 14, 1997, the ownership of the Company's Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, by each director who owns shares and by all directors and executive officers of the Company as a group.

                                              Number of Shares of Common          Percentage of
Name                                         Stock Beneficially Owned)(1)      Outstanding Shares
----                                         ----------------------------      ------------------
SAS IP, Inc.                                          377,749 (3)                     11.9%
     123 East 17th Street
     Cheyenne, Wyoming  82001

Minnesota Technology, Inc.                            185,194 (4)                      6.3%
     111 Third Avenue South, Suite 400
     Minneapolis, Minnesota  55401

Dr. Pradeep Sinha(2)                                  160,643 (5)                      5.3%

Thomas J. Lucas                                       121,310 (6)                      4.1%
     6725 Colby Lane
     Bloomfield Hills, Michigan 48301

Lawrence W. McGraw(2)                                  98,000 (7)                      3.3%

Dr. John Swanson                                       80,950 (8)                      2.8%
     Box 224
     Houston, Pennsylvania 15342

Robert S. Mars, Jr.                                    20,192 (9)                        *
     4114 London Road
     Duluth, Minnesota  55804

William J. Birmingham(2)                                6,000 (10)                       *

Dr. Indranil Chakravarty(2)                            36,000 (11)                     1.2%

Turhan F. Rahman(2)                                    97,710 (12)                     3.3%

Total Executive Officers and                          620,805                         20.9%
     Directors as a group (eight persons)


* Less than 1%

(1) Shares of Common Stock subject to options, warrants, or convertible debt securities currently exercisable or exercisable within 60 days after the date of this Proxy Statement are deemed to be outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, warrants, or convertible debt securities but are not deemed to be outstanding for purposes of computing such percentage for any other person. Except as indicated by footnote, each person or group identified has sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The address of Messrs. McGraw, Birmingham and Rahman and Drs. Sinha and Chakravarty is 1450 Energy Park Drive, Suite 120, Saint Paul, Minnesota 55108.

(3) Includes 90,230 shares subject to currently exercisable options and 166,487 shares issuable upon exercise of warrants.

(4) Includes 30,401 shares issuable upon exercise of warrants.

(5) Includes 20,651 shares issuable upon exercise of warrants and conversion privileges and 57,088 shares subject to currently exercisable options.

(6) Includes 1,334 shares subject to currently exercisable options and 25,050 shares issuable upon exercise of warrants.

(7) Includes 74,000 shares subject to currently exercisable options.

(8) Includes 11,470 shares issuable upon exercise of warrants. Does not include shares owned by SAS IP, Inc., a wholly owned subsidiary of ANSYS, Inc. Dr. Swanson is a founder and shareholder of ANSYS, Inc.

(9) Includes 5,376 shares issuable upon exercise of warrants and conversion privileges and 8,000 shares subject to currently exercisable options. Does not include 80,622 shares and 13,167 shares issuable upon exercise of warrants owned of record by Mr. Mars' children who do not reside in the same household with him.

(10) Includes 6,000 shares subject to options currently exercisable. Effective as of April 22, 1997, Mr. Birmingham will no longer be acting as the Chief Financial Officer of the Company.

(11) Includes 36,000 shares subject to options currently exercisable.

(12) Includes 14,776 shares issuable upon exercise of warrants and conversion privileges and 13,182 shares subject to currently exercisable options.


              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

CASH COMPENSATION

     The following summary compensation table provides certain summary information for the past three years ended December 31 concerning executive compensation paid or accrued by the Company to the Company's Chief Executive Officer whose salary and bonus compensation for 1996 exceeded $100,000 (the "Named Executive Officer").

                                     SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                  ANNUAL      COMPENSATION       COMPENSATION AWARDS
                                                  ------      ------------       -------------------
                                      FISCAL                                         SECURITIES
NAME AND PRINCIPAL POSITION            YEAR       SALARY          BONUS          UNDERLYING OPTIONS
---------------------------           -----       -------         ------         -------------------
Lawrence W. McGraw                     1996      $172,500         $21,000              50,000
(Chief Executive Officer)              1995       171,255         30,000                 None
                                       1994       165,025            ---               50,000

COMPENSATION PURSUANT TO STOCK OPTIONS

                   STOCK OPTION GRANTS DURING FISCAL YEAR 1996

     The following table provides information regarding stock options granted during fiscal year 1996 to the Named Executive Officer in the Summary Compensation Table.

                                    % OF TOTAL OPTIONS
                     OPTIONS        GRANTED IN FISCAL       EXERCISE PRICE PER
NAME                 GRANTED              YEAR              SHARE                   EXPIRATION DATE
----                 -------        ------------------      -----                   ---------------
Lawrence W.          50,000 (1)            19.9%            $4.75                   5 years from vesting date
McGraw


(1) The date of grant of the stock options was March 15, 1996. 20% of the stock options vest on the date of grant, with the remaining options vesting 20% per year on the anniversary date of the grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1996 by the Named Executive Officer and the value of such officers' unexercised options at December 31, 1996.

                                                  NUMBER OF UNEXERCISED            VALUE (1) OF UNEXERCISED
                 NUMBER OF                     OPTIONS AT DECEMBER 31, 1996      OPTIONS AT DECEMBER 31, 1996
                 SHARES                        ----------------------------      ----------------------------
                 ACQUIRED        VALUE (1)
NAME             ON EXERCISE     REALIZED      EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----             -----------     --------      -----------      -------------    -----------    -------------
Lawrence W.        24,000        $72,000         64,000             72,000         $114,500        $74,000
McGraw


(1) Value is the difference between the exercise price of the option and the closing price of the Units on December 31, 1996 of $5.00, less $.50 assigned to the warrant component of each Unit.

LAWRENCE W. MCGRAW EMPLOYMENT AGREEMENT

     The Company has an employment agreement with Lawrence W. McGraw. Mr. McGraw's employment agreement remains in effect until December 31, 1997 or until such agreement is terminated by Mr. McGraw upon 30 days' written notice, subject to the Company's right to terminate the agreement immediately for cause or upon Mr. McGraw's continuing disability. The Company also may terminate Mr. McGraw at any time for any other reason, subject to the obligation of the Company to pay Mr. McGraw an amount equal to Mr. McGraw's base salary for a period of six months. After December 31, 1997 the employment agreement may, upon giving appropriate notice, be terminated by either party without further obligation. Mr. McGraw's current annual base salary is $172,500 and is subject to review by the Compensation Committee. Mr. McGraw also is eligible to receive certain other cash bonuses and stock option grants under the 1996 Omnibus Stock Plan, as determined by the Board. The Company is the beneficiary of a term life insurance policy on the life of Mr. McGraw for which the Company pays the annual premium. During the term of his employment, Mr. McGraw is prohibited from competing with the Company. Mr. McGraw also is prohibited from indirectly or directly competing with the Company for a period of 12 months after termination, whether for his own account or the account of a third party.

1996 OMNIBUS STOCK PLAN

     The Board of Directors of the Company adopted and the Company's stockholders approved, the Company's 1996 Omnibus Stock Plan effective June 14, 1996 (the "Plan"). The Plan supersedes both the 1987 Incentive Stock Option Plan and the 1987 Non-Qualified Stock Option Plan of the Company, and no new options will be granted under either of the superseded plans. The purpose of the Plan is to promote the interests of the Company and its stockholders by providing personnel of the Company with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and to aid the Company in attracting and retaining personnel of outstanding ability. The Company reserved a total of 500,000 shares of Common Stock for issuance under the Plan and has granted 132,500 options under the Plan.

     The Plan is administered by a committee of three or more non-employee directors of the Company (the "Committee") appointed by the Board. The Committee has responsibility to interpret the Plan and all determinations made by it shall be final and conclusive, subject in all cases to the provisions of the Plan and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee has complete discretion to select the participants and to establish the terms and conditions of each award, provided, however, that the Committee has no discretion with respect to the granting of options to Outside Directors.

     Employees of the Company are eligible to receive incentive stock options (as that term is defined in Section 422 of the Code), nonqualified stock options, reload options, stock appreciation rights and restricted stock under the Plan. Other key individuals who are not employees, may also be granted nonqualified options under the Plan. Common Stock of the Company granted to recipients may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a stockholder, including without limitation, voting and dividend rights. The value of a stock appreciation right granted to a recipient is determined by the appreciation in Common Stock of the Company, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. Concurrent with the award of any options, the Committee also may authorize reload options to purchase for cash or shares a number of shares of Common Stock.

     The Plan requires that the option price of incentive stock options granted under the Plan shall be not less than 100% of the fair market value of the Company's Common Stock as of the date the option is granted and that the term of an incentive stock option may not exceed ten years. The Plan provides that nonqualified stock options shall have an option price not less than 85% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to an employee who owns capital stock representing more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant must be equal to at least 110% of the fair market value on the date of grant and shall expire five years from the date of grant. The Committee sets the term during which any nonqualified options may be exercised and determines whether such options are exercisable immediately, in stages, or otherwise. All options granted under the Plan are nontransferable and are subject to various other conditions and restrictions. Shares of Common Stock subject to canceled options are available for subsequently granted options under the Plan.

1987 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLANS

     The 1987 Incentive and Non-Qualified Stock Option Plans (the "1987 Plans") reserved for issuance 600,000 and 200,000 shares of Common Stock, respectively. The Plans were administered by the Board which had responsibility to interpret the Plans. Employees of the Company were eligible to receive incentive stock options under the 1987 Incentive Stock Option Plan and non employees and employees could receive nonqualified options under the 1987 Non-Qualified Stock Option Plan. The 1987 Plans provide that the option price of stock options granted thereunder must be at least 100% of fair market value of the Company's Common Stock as of the date of the option grant and that the term of any incentive stock option may not exceed ten years. All options quoted under the 1987 Plans are nontransferable and are subject to various other conditions and restrictions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As noted in the chart following the descriptions below, each of the following transactions involved parties related to the Company.

     In February 1993, the Company issued a series of variable repayment debentures (the "VRDs") as part of an exchange of its then current debt. These VRDs include: Collateralized VRDs in the aggregate principal amount of $150,351; Convertible VRDs in the aggregate principal amount of $69,848; Directors VRDs in the aggregate principal amount of $27,767; Employee Interest-Bearing Notes in the aggregate principal amount of $282,266; Employee Non-Interest Bearing Notes in the aggregate principal amount of $276,866; and the SAS IP VRD in the principal amount of $279,657. In connection with a Subordination and Deferral Agreement, the holders of the VRDs hold warrants to purchase 15,302 shares of Common Stock at a purchase price of $1.50 per share. Of these warrants, 9,031 are held by officers and major stockholders of the Company.

     With the exception of the Employee Non-Interest Bearing Notes, which bear no interest, the VRDs bear interest at a rate equal to the prime rate plus two percent (2%). Interest is payable on a quarterly basis, and principal is payable out of "adjusted after tax profits" as defined in the instruments evidencing the debt. The Employee Non-Interest Bearing Notes are convertible into Common Stock at a conversion rate of $2.50 per share at the option of the note holder and are payable in eight (8) quarterly installments beginning 90 days after all of the VRDs have been repaid.

     The Collateralized VRDs originated out of two loan transactions in 1989. The holders of the Collateralized VRDs have the right to convert unpaid interest into Common Stock at the rate of $15.00 per share. Holders of the Collateralized VRDs have warrants to purchase 26,000 shares of Common Stock at $15.00 per share. Certain officers and directors of the Company hold an aggregate of $23,773 of the Collateralized VRDs and have warrants to purchase 1,500 shares of Common Stock.

     The Convertible VRDs originated out of a loan transaction in 1991. The holders of the Convertible VRDs have the right to convert the Convertible VRDs into Common Stock at a conversion rate of either $5.00 per share, or in the event that the Company completes an equity offering greater than $500,000, the conversion rate is (OMEGA) of the offering price. On June 18, 1996, the Company received waivers of conversion rights from the holders of the Convertible VRDs and, in exchange, $46,914 of the Convertible VRD held by Dr. John A. Swanson, a director of the Company, was repaid from proceeds of the initial public offering in September 1996. An aggregate of $22,933 of Convertible VRDs and accrued interest of $3,625 were converted into 8,169 shares of Common Stock in June 1996.

     The Employee Interest-Bearing Notes and Employee Non-Interest Bearing Notes originated from wage deferrals by the Company's employees from 1988 through 1991. Officers of the Company hold $123,377 and $121,016 of the Employee Interest-Bearing Notes and Employee Non-Interest Bearing Notes, respectively. In November 1996, at a regularly scheduled meeting of the Company's Board of Directors, the Board authorized a repayment schedule for the next three years on the Employee Interest-Bearing Notes. Over the next three years, up to one-third of an employees' interest-bearing debt will be repaid annually, if the employee agrees to convert an equal or greater amount of his/her non-interest bearing debt into Common Stock at the conversion rate of $2.50 per share. Two of the Company's officers holding $83,918 of employee interest-bearing debt have elected this repayment and conversion option. The 1997 repayment installment was completed by March 31, 1997.

     The Directors VRDs originated out of a loan transaction in 1988 with the Company's then current directors. The holders of the Directors VRDs have the right to convert the principal and unpaid interest accrued thereon into Common Stock at the then current market price or the price paid by any third party. No current officers, directors or major stockholders of the Company hold any Directors VRDs.

     The SAS IP VRD originated out of a loan transaction in 1991. In connection with the original loan, and after the effect of certain anti-dilution provisions, the holder of the SAS IP VRD has (i) an option to purchase 90,230 shares of Common Stock for $294,578, and (ii) warrants to purchase 161,204 shares of Common Stock at the rate of $5.68 per share. Both of the foregoing expire two years after the final repayment of the SAS IP VRD. In September 1996 the SAS IP VRD was repaid out of proceeds from the Company's initial public offering. SAS IP is a major stockholder of the Company.

     In February 1993, the Company issued a license to ANSYS, Inc. that is now held by SAS IP. This license does not require the payment of future royalties. The Company issued a significant number of prepaid sub-licenses to Concentra, Inc. ("Concentra") (formerly Wisdom Systems, Inc./ICAD), such that it is unlikely that Concentra will pay royalties to the Company in the foreseeable future. In addition, the SAS IP VRD granted SAS IP certain rights with regard to the Company's software should the Company default on any of its obligations thereunder. In particular, SAS IP could have received a nonexclusive, royalty-free license to use a majority of the Company's intellectual property, including using such intellectual property to compete with the Company, in the event of a default.

     Beginning in January 1994, the Company obtained bridge loans (the "1994 Bridge Loans") to finance the Company prior to the completion of a private offering of shares of Common Stock. The 1994 Bridge Loans were evidenced by demand promissory notes, the outstanding principal and accrued interest of which became due and payable upon the demand of the holder thereof. The 1994 Bridge Loans bore interest at the rate of ten percent (10%) per year, compounded annually. The $56,000 of the aggregate principal amount of the 1994 Bridge Loans that was still outstanding at the time of the Company's initial public offering, was repaid in September 1996, shortly after receipt of the proceeds of the offering.

     From June through November 1994, the Company offered and sold 114,707 shares of Common Stock at a price per share of $3.00 ("PPM 6"). From November through December 1995, the Company offered and sold 96,805 shares of Common Stock at a price per share of $4.50 ("PPM 7").

     Beginning in December 1994, the Company offered a series of 10% convertible debentures (the "Debentures"). On May 31, 1996, all of the Debentures converted into 564,086 shares of Common Stock at a price per share of $3.00. In connection with this offering, the Company issued warrants to purchase 150,800 shares of Common Stock at an exercise price of $6.00 per share to holders of the debentures. In March 1997, the Company's Board of Directors voted to extend the expiration date of these warrants from May 31, 1997 to May 31, 1998.

     From April through May 1996, the Company obtained bridge loans (the "1996 Bridge Loans") to finance the Company prior to completion of its initial public offering. The 1996 Bridge Loans were evidenced by promissory notes, on which the principal balance became due and payable on November 15, 1996 or out of proceeds of the initial public offering, whichever occurred first. The 1996 Bridge Loans bore interest at the rate of ten percent (10%) per year, compounded annually. In connection with these loans, the Company issued warrants to purchase 12,500 shares of Common Stock to the holders of the Bridge Loans. The 1996 Bridge Loans were repaid in September 1996, shortly after receipt of proceeds of the initial public offering.

     On August 29, 1996 an officer of the Company made a bridge loan of $25,000. This loan was evidenced by a promissory note and bore interest at the rate of 10.75%, compounded annually. There were no warrants to purchase Common Stock issued in this bridge loan transaction. The loan and accrued interest was repaid on September 17, 1996 out of proceeds from the initial public offering.

     The following directors, officers and major stockholders of the Company participated in the foregoing transactions as follows:

                                                                   DEBT ($)
                       ----------------------------------------------------------------------------------------------

                                                           EMPLOYEE
                                               EMPLOYEE      NON-                             DEBENTURES
                       COLLATER-   CONVERT-    INTEREST-   INTEREST                            (BEFORE
                        ALIZED      IBLE        BEARING     BEARING    SAS IP       1994        CONVER-        1996
                         VRDS        VRDS        NOTES       NOTES      VRD        BRIDGE        SION)         BRIDGE
                         ----        ----        -----      ------      ----       -------       -----         ------

Thomas J. Lucas......     ---         ---         ---         ---        ---        ---         238,000(2)     25,000
Turhan F. Rahman.....    3,088        ---       34,816      34,150       ---        ---            ---           ---
Robert S. Mars, Jr...   12,192       4,395        ---         ---        ---      61,000(1)        ---         25,000
Minnesota
  Technology, Inc....     ---         ---         ---         ---        ---     150,000         54,000          ---
SAS IP, Inc..........     ---         ---         ---         ---     279,657       ---            ---           ---
Pradeep Sinha........    3,088        ---       49,102      48,163       ---        ---            ---           ---
TK Srikanth..........    5,404        ---       39,458      38,704       ---        ---            ---           ---
John A. Swanson......     ---       46,914        ---         ---        ---      56,000           ---         25,000
William J.
  Birmingham ........     ---         ---         ---         ---        ---        ---            ---         25,000

Totals                  23,773      51,310     123,377     121,016    279,657    267,000        292,000       100,000



                                                        EQUITY (SHARES OF COMMON STOCK)
                                                ---------------------------------------------

                                                                                  DEBENTURES
                                                                                    (AFTER
                                                 PPM 6             PPM 7          CONVERSION)
                                                 -----             -----          -----------
Robert S. Mars, Jr........................      17,789 (1)(3)      2,250 (1)         ---
John A. Swanson...........................      16,667              ---              ---
Thomas J. Lucas...........................        ---              5,555 (4)        89,371 (2)
Minnesota Technology......................      34,293              ---             20,500


(1) Of this amount, Mr. Mars converted $51,000 (plus accrued interest) into 17,789 shares of Common Stock in PPM 6 and the other $10,000 (plus accrued interest) converted into 2,250 shares of Common Stock in PPM 7.

(2) In addition, Roger C. Lucas, the brother of Thomas J. Lucas, purchased $25,000 of Debentures which converted into 9,118 shares of Common Stock.

(3) Between December 1995 to February 1996, Mr. Mars gifted the 17,789 shares of Common Stock to his seven children and their spouses.

(4) In addition, Cornelius Lucas, the father of Thomas J. Lucas, purchased 10,000 shares of Common Stock.

     Minnesota Technology, Inc. ("MTI"), had the right under an agreement with the Company to purchase its pro rata share of certain types of securities issued by the Company, at the same price and on the same terms as others participating in the offering. The Company notified MTI of the initial public offering and MTI waived those rights.

     Dr. Indranil Chakravarty owns five percent (5%) of IIS-XIX Asia Pacific Ltd. pursuant to the joint venture agreement between the Company, IIS Infotech Ltd. and Dr. Chakravarty.

     The Company intends that all ongoing and future transactions between the Company and its directors, officers, principal stockholders and affiliates of any such persons will be on terms no less favorable to the Company than those that are generally available from unaffiliated third parties, and will be ratified by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transaction.

2. RATIFICATION OF APPOINTMENT OF AUDITORS

     At its meeting held March 27, 1997, the Board of Directors appointed the accounting firm of Ernst & Young LLP ("Ernst & Young") to be the auditors of the Company for the current fiscal year ending December 31, 1997, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting. Should a majority of the shares duly voted at the Annual Meeting fail to concur in the appointment of Ernst & Young, the selection of auditors will be reconsidered by the Board of Directors.

     The Company has been informed that neither Ernst & Young nor any member thereof has any relationship with the Company other than that arising from such firm's employment as auditors. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they wish, and to respond to appropriate stockholders' questions, if any.

     The services which are to be rendered by Ernst & Young to the Company with respect to the 1997 fiscal year include: (1) examination of the financial statements contained in the Company's Annual Report to Stockholders and in its Annual Report on Form 10-KSB, (2) consultation on various accounting matters,
(3) meetings with the Audit Committee of the Board of Directors, (4) preparation of federal and state tax returns for the Company and its subsidiaries, (5) tax services in connection with the Company's employee benefit plans, and (6) miscellaneous tax services as required. The Audit Committee annually reviews the services rendered by the Company's auditors, as well as the possible effect thereof on auditor independence, and has approved the nature of such services.

     The Board of Directors recommends a vote for the ratification of the appointment of Ernst & Young as the Company's auditors for the fiscal year ending December 31, 1997. The vote required for such ratification is a majority of the votes duly cast by stockholders entitled to vote at the Annual Meeting.

OTHER MATTERS

     Although there is no business, so far as is now known to the Company, except that set forth above to be presented for action by the Company's stockholders at the Annual Meeting, it is intended that the shares represented by the proxies solicited herewith will be voted on any other matters and proposals that may properly come before the meeting, or any adjournment thereof, in accordance with the discretion of the persons named therein as attorneys-in-fact and agents, unless contrary written instructions are received.

PROPOSALS OF SECURITY HOLDERS

     A proposal by a security holder intended to be presented at the Company's 1998 Annual Meeting of Stockholders and to be included in the Proxy Statement therefor must be received in writing at the Company's principal executive offices at 1450 Energy Park Drive, Suite 120, St. Paul, MN 55108, marked to the attention of the Corporate Secretary, no later than November 30, 1997.

-------------------------------------------------------------------------------

    PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------




                                 XOX CORPORATION
                PROXY FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrence W. McGraw and Elizabeth A. Klein, and each of them, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of XOX Corporation to be held on May 20, 1997, and at any adjournment thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting:

1.   ELECTION OF DIRECTOR:
     Dr. John Swanson (Class III)     [ ] FOR      [ ] AGAINST       [ ] ABSTAIN


2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR FISCAL YEAR 1997:
                                      [ ] FOR      [ ] AGAINST       [ ] ABSTAIN


3. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING.


                           (Continued on reverse side)


                           (Continued from other side)


     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR THE DIRECTOR NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     Dated________________________________, 1997


                                     ___________________________________________
                                                      Print

                                     ___________________________________________
                                                     Signature

                                     ___________________________________________
                                              Signature if held jointly


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.